EXHIBIT 99.1

For Information
Mark A. Hellerstein
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY PROVIDES OPERATIONS AND GUIDANCE UPDATE;

SCHEDULES THIRD QUARTER 2006 EARNINGS CONFERENCE CALL

DENVER, October 12, 2006 – St. Mary Land & Exploration Company (NYSE: SM) today provides an update of its operations through September 30, 2006, and updates its guidance for the quarter and full year 2006. In addition, St. Mary has scheduled its third quarter 2006 earnings conference call for November 2, 2006.

Mark Hellerstein, Chairman and CEO, comments, “In the third quarter, we had noteworthy developments in each of our regions. Among the highlights are improved results in our Woodford shale program, newly identified upside at Elm Grove, record daily production at Hanging Woman Basin, and an 80 percent success ratio in our exploration program from our Gulf Coast region. While we are disappointed to lower production guidance for the third quarter and the full year, it is important to note that production has grown each quarter this year and we are forecasting it to continue in the fourth quarter of the year. Moreover, through September 30, 2006, the Company has grown production six out of the last seven quarters. Our focus at St. Mary remains on growing net asset value per share and I believe the developments this quarter will allow us to continue increasing value for our stockholders.”

THIRD QUARTER 2006 EXPLORATION AND DEVELOPMENT PROGRAM

In the third quarter of 2006, St. Mary participated in the drilling of 82 conventional wells, of which 77 were successfully completed (94% success rate). Additionally, the Company recompleted 15 wells, with 13 of those being successful (87% success rate). As of the end of the quarter, St. Mary was completing 87, recompleting 16, and drilling 25 conventional wells.

MID-CONTINENT REGION

In the Mid-Continent region there were 29 successful completions out of 30 attempts (97% success rate). At quarter end, the Company was participating in 30 completions, six recompletions, and 14 drilling operations. The Company controls seven operated rigs and is participating in seven non-operated rigs in the region.

At Centrahoma, the Teresa Hampton 1-6 (SM 99% WI) has been successfully completed with a refined treatment technique. The well was completed late in the third quarter and is producing to sales at a stabilized rate of 2,400 MCFED. The Company is in the process of completing its second well utilizing this same design in the Woodford and is expected to begin deliveries to sales in about two weeks. Two operated rigs are currently running in the play and a third rig will be employed in the fourth quarter. The Company continues to evaluate the Woodford and other formations including the Wapanucka and Cromwell at Centrahoma. As of quarter end, St. Mary had increased its land position in Centrahoma to roughly 30,000 net acres.

In the Northeast Mayfield area, the Company is currently operating two drilling rigs. There were six wells successfully completed during the third quarter. At quarter end, six wells were being completed and three wells were drilling. A notable well completed in the third quarter is the Storm Cat 1-6 well (SM 11% WI) which tested at a rate of 20,000 MCFED and was placed on sales at a rate of 16,000 MCFED.

The Paggi Broussard #1 (SM 40% WI) at Constitution field is currently producing at approximately 35,000 MCFD and 1,700 BOCD. The Paggi Broussard #2 (SM 40% WI) is currently producing at 28,000 MCFD and 1,500 BOCD. The Company is studying the new production and pressure data to more accurately determine the recoverable reserves as well as the extent of the communication between the two wells.

ROCKIES REGION

During the third quarter there were 16 successful completions out of 17 attempts (94% success rate) in the Rockies region, exclusive of coalbed natural gas wells. At quarter end, the Company was in the process of completing 24 and drilling 7 conventional wells. In the Bakken program, the Company completed six wells in the third quarter, including the Carda 2-28H (SM 47% WI) at an initial rate of approximately 895 BOPD and the Sunwall 12-8H (SM 71% WI) completed at a rate of roughly 230 BOPD. There were four wells completing and two wells drilling in the Bakken program as of the end of the quarter. The Company has recently signed a contract for a new rig in the Southern Rockies, albeit later in the year than was originally forecasted.

At the Hanging Woman Basin coalbed natural gas program in the northern Powder River Basin, 242 wells were producing at the end of the third quarter compared to 216 at the end of the second quarter. Fifty-eight wells were at various stages of completion as of the end of September. Production at September 30 was approximately 11,900 MCFED gross and 7,900 MCFED net. The Company is currently completing a horizontal well in the Roberts coal. This is the first of a four well horizontal program designed to test the deeper Roberts and Kendrick coals.

ARKLATEX REGION

Out of the Shreveport regional office, the Company successfully completed 25 wells out of 27 attempts (93% success rate) during the third quarter. At quarter end, 21 wells were completing and two wells were drilling in the region. At Elm Grove, the use of coiled tubing fracturing in the upper Cotton Valley and Hosston formations appears to be viable in the field. The Company believes that this application can be applied on a broad basis in the field, thereby adding incremental reserves and production at a very modest cost. Two to three non-operated rigs are running in the Elm Grove field on acreage where St. Mary has larger working interests. At Spider field, the Company completed the Ricks #2 (SM 67% WI) at a rate of 4,000 MCFED. At quarter end, two wells were completing and one was drilling at Spider.

GULF COAST

In the Gulf Coast, St. Mary has been successful on four of five exploratory wells this year in its low to moderate risk exploration program. In South Louisiana, the Company has a discovery with the Clyde Leger #1 well (SM 29% WI) which is currently producing at a rate of 11,200 MCFED. Offshore, the Company believes it has a discovery with its Zloty prospect, Garden Banks 195-1 (SM 30% WI); this well is in intermediate deepwater and production is expected in late 2008. In Galveston Bay, the State Tract 345-1 well (SM 41% WI) is currently completing and first production is expected in November 2006.

ACQUISITIONS

In the third quarter St. Mary entered into agreements to purchase approximately $22 million of oil and gas properties in several smaller transactions, most of which are expected to close in the fourth quarter. These deals involve the Mid-Continent, Rocky Mountain, and Permian regions. The Company continues to be successful in executing niche acquisitions, however not at the pace and scale which was budgeted for 2006. St. Mary continues to aggressively evaluate and pursue acquisitions, while being ever-mindful of the impact to net asset value per share. Any additional consummated acquisitions from this point in the year forward would be unlikely to contribute significantly to the Company’s 2006 production volumes. The shortfall in acquisition activity this year causes a decrease in the Company’s production guidance of approximately 0.5 BCFE in the third quarter and 1.5 BCFE for the full year.

DOWNWARD REVISION OF PRODUCTION GUIDANCE

As detailed below, St. Mary is revising its production guidance downward for the third quarter and the full year. In addition to the effect of the lower than budgeted acquisitions for the year, a significant royalty interest well on our fee property has not produced for several months due to mechanical issues in the well bore and the operator has indicated that the production will not be back online until early 2007. Additional contributors to the Company’s decreased production guidance were delays in securing the aforementioned rig in the South Rockies as well as completion delays resulting from tight markets for services in several regions. Despite the reduction in the overall production forecast, the Company is projecting year-over-year production growth in 2006 of roughly six percent and fourth quarter production approximately 11-12 percent higher than first quarter 2006 production. This production growth is being driven primarily through organic activities.

UPDATED FORECAST

The Company updates its forecast for the third quarter and full year of 2006 as follows:

	3rd Quarter	Year
Oil and gas production	23.0 – 23.5 BCFE	92.0 – 93.0 BCFE
Lease operating expenses,
including transportation	$1.39 - $1.43/MCFE	$1.33 - $1.37/MCFE
Production taxes	$0.52 - $0.56/MCFE	$0.51 - $0.55/MCFE
General and administrative expense	$0.39 - $0.43/MCFE	$0.42 - $0.46/MCFE
Depreciation, depletion & amort.	$1.70 - $1.74/MCFE	$1.68 - $1.72/MCFE
Impairment of proved properties	$5.0 – 5.5 million

Non-cash charge (benefit) related to the change

in the Net Profits Plan liability	$(3 – 4) million

St. Mary estimates that its basis differential (the difference between estimated realized oil and gas prices, before hedging, and the applicable NYMEX prices) for the third quarter of 2006 will be $5.00 to $6.00 per barrel for oil and $0.20 to $0.30 per MMBtu for gas.

St. Mary is scheduled to release third quarter 2006 earnings after the close of trading on the NYSE on November 1, 2006. The teleconference call to discuss third quarter results is scheduled for November 2, 2006 at 8:00 am (MST). The call participation number is 888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through November 16 at 800-642-1687, conference number 8520848. International participants can dial 706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 8520848. In addition, the call will be broadcast live at St. Mary’s website at www.stmaryland.com and the earnings press release and financial highlights attachment will be available before the call at www.stmaryland.com under “News-Press Releases.” An audio recording of the conference call will be available at that site through November 16.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan” and “expect” and similar expressions are intended to identify forward looking statements. Although St. Mary believes the expectations and forecasts reflected in these statements are reasonable, it can give no assurance that they will prove to be correct. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, the risks of various exploration and hedging strategies, lower prices realized on oil and gas sales resulting from our commodity price risk management activities, the uncertain nature of the expected benefits from the acquisition of oil and gas properties, production rates and reserve replacement, the imprecise nature of estimating oil and gas reserves, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the negative impact that lower oil and natural gas prices could have on our ability to borrow, our ability to compete effectively against other independent and major oil and natural gas companies, litigation, environmental matters, the potential impact of government regulations, the use of management estimates, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2005 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-06-11

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